EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm


The Board of Directors
Infocrossing, Inc.:

We consent to the incorporation by reference in the Post-Effective Amendment No. 2 Registration Statement on Form S-3 No. 333-117340 of our report dated December 10, 2004, with respect to the statements of assets, liabilities, and divisional capital of the Medicaid, Medicare and Managed Care Claims Processing Business of Verizon Information Technologies Inc. as of September 30, 2004, December 31, 2003 and 2002, and the related statements of operations and cash flows for the nine months ended September 30, 2004 and for the years ended December 31, 2003 and 2002 included in Amendment 1 to the Current Report (Form 8-K/A) for the acquisition of the Medicaid, Medicare and Managed Care Claims Processing Business of Verizon Information Technologies Inc. by Infocrossing, Inc. on October 4, 2004.



/s/ MOORE STEPHENS WURTH FRAZER and TORBET, LLP

Orange, California
December 22, 2004